                                                                       EXHIBIT 5

                             Aimee S. Weisner, Esq.
                    Corporate Counsel and Assistant Secretary
                                 Allergan, Inc.
                                2525 Dupont Drive
                                Irvine, CA 92612
                                 (714) 246-4500

                                 August 11, 2000

Allergan, Inc.
2525 Dupont Drive
Irvine, CA 92612

         Re: Registration Statement on Form S-8 for 300,000 shares of Common Stock

Ladies and Gentlemen:

         I am Corporate Counsel and Assistant Secretary of Allergan, Inc., a Delaware corporation (the "Company"), and in such capacity have participated in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act") of an aggregate of 300,000 shares of common stock, $.01 par value per share (the "Common Stock") of the Company. Such shares are issuable as needed pursuant to the Allergan Pharmaceuticals (Ireland) Ltd., Inc. Savings Related Share Option Scheme (2000) (the "Scheme").

         For purposes of rendering this opinion, I have made such legal and factual examinations as I have deemed necessary under the circumstances and, as part of such examination, I have examined, among other things, originals and copies, certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate. For the purposes of such examination, I have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to me.

         On the basis of and in reliance upon the foregoing examination and assumptions, I am of the opinion that, assuming the Registration Statement shall have become effective pursuant to the provisions of the Securities Act, the Common Stock, when issued in accordance with the provisions of the Scheme, will be validly issued, fully paid and nonassessable.

         I am admitted to practice law in the State of California; however, I am generally familiar with the Delaware General Corporation Law as presently in effect, and have made such inquiries as I consider necessary to render the opinions set forth herein relating to Delaware law. Except with respect to the present general corporation laws of the State of Delaware, this opinion is limited to the present laws of the United States of America and the State of California and the present judicial interpretations thereof. No opinion is expressed by me as to the effect of the laws of any other jurisdiction or as to matters of conflict or choice of law. I undertake no obligation to advise you as a result of developments occurring after the date hereof or as a result of facts or circumstances brought to my attention after the date hereof.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.


                                             Very truly yours,

                                             /s/ Aimee S. Weisner
                                             -----------------------------------
                                                 Aimee S. Weisner
                                                 Corporate Counsel and Assistant
                                                 Secretary of Allergan, Inc.